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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                              FOR FURTHER INFORMATION
                              PLEASE CONTACT:

August 6, 2001

                              BYL BANCORP
                              BARRY MOORE, ACTING PRESIDENT
                              AND CHIEF EXECUTIVE OFFICER, OR
                               BYL BANK GROUP
                              GARY STRACHN, SENIOR VP/CFO,
                              (714) 685-1317

PRESS RELEASE

BYL BANCORP ANNOUNCED THE APPOINTMENT OF
MR. BARRY J. MOORE AS ACTING PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Orange, CA - BYL Bancorp ("BYL") (Nasdaq National Market "BOYL"), the holding company for BYL Bank Group (the "Bank"), announced the appointment of Mr. Barry J. Moore as Acting President and Chief Executive Officer of BYL Bancorp and BYL Bank Group effective August 1, 2001. Mr. Moore joined the bank in 1986 and has served as Chief Operating Officer since 1997.

    At the same time, the Boards of Directors of BYL Bancorp and BYL Bank Group announced that Mr. Robert Ucciferri would retire as President and Chief Executive Officer of BYL Bancorp and BYL Bank Group. Also effective August 1, 2001, Mr. Ucciferri is being retained as a consultant to the Bank until December 31, 2003.

    The Board of Directors would like to extend its appreciation to Mr. Ucciferri for his 11 years of service and dedication in building BYL Bank Group. As announced on June 22, 2001, BYL Bank Group will be merging with First Banks America, Inc., a transaction that should be completed during the fourth quarter of 2001. Mr. Ucciferri's retirement and consulting agreement with BYL Bank Group was contemplated as part of the Definitive Merger Agreement signed with First Banks America, Inc.

    BYL Bancorp is a California corporation headquartered in Orange, California whose principal operating subsidiary is BYL Bank Group (the "Bank"). The Bank's primary market area is Orange and Riverside Counties, California in which it operates seven full-service banking centers and two division loan origination offices. The Bank's specialized Mortgage and SBA loan origination divisions operate under the name of Bank of Yorba Linda, a division of BYL Bank Group. The Bank specializes in originating and selling residential real estate loans and commercial real estate loans and SBA guaranteed loans. The shares of common stock of BYL Bancorp trade on the NASDAQ National Market System under the symbol "BOYL"

    This release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see BYL Bancorp's publicly available Securities and Exchange Commission filings including its reports Forms on 10-K and 10-Q. Additional information summarizing segment operations for BYL Bank Group is available upon request. Contact Carole Biniasz, VP/Cashier at (714) 685-1395 or write to BYL Bancorp, 1875 N. Tustin Street, Orange, California 92865.

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PRESS RELEASE
BYL BANCORP ANNOUNCED THE APPOINTMENT OF MR. BARRY J. MOORE AS ACTING PRESIDENT AND CHIEF EXECUTIVE OFFICER